LICENSE AGREEMENT

     This Agreement, made at Hartford, Connecticut, to be effective as of the 19th day of June, 1996 by and between Aetna Services, Inc., a Connecticut corporation with its principal place of business at 151 Farmington Avenue, Hartford, Connecticut, 06156 ("Licensor") and Aetna Variable Portfolios, Inc., a Maryland corporation with its principal place of business at 151 Farmington Avenue, Hartford, Connecticut 06156 ("Licensee").

                                   WITNESSETH:

     WHEREAS, Licensor either directly or by its affiliated companies has adopted and is using and is the owner of the name "AETNA" and the associated service marks and registrations listed on Schedule A hereto (collectively, the "Licensed Service Marks"), which service marks have become valuable and important in identifying the high quality of services rendered under the marks by Licensor; and

     WHEREAS, Licensee is a related company of Licensor by virtue of the management of the assets of Licensee by Aetna Life Insurance and Annuity Company and Aeltus Investment Management, Inc., both wholly-owned subsidiaries of Licensor; and

     WHEREAS, the parties deem it in the interest of each, and it is the intention and desire of the parties, that Licensee be permitted to use the Licensed Service Marks to identify the services of Licensee specified hereinafter and that it be permitted to use the name of "Aetna" as a part of its corporate or trade name; and

     WHEREAS, both parties recognize the desire to maintain and preserve the validity and integrity of the Licensed Service Marks;

     NOW, THEREFORE, in consideration of their mutual promises and undertakings and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Licensor grants to Licensee and Licensee accepts a nonexclusive, nontransferable license to use the Licensed Service Marks throughout the United States and Canada in connection with and for identifying the investment facilities provided by Licensee. The license granted in this paragraph 1 includes the grant of permission to Licensee to use the name "Aetna" as part of its corporate or trade name as follows: Aetna Variable Portfolios, Inc. and as part of the name of any investment portfolios which it issues, including but not limited to Aetna Variable Index Plus Portfolio, Aetna Variable Small Company Portfolio, Aetna Variable Growth Portfolio, and Aetna Variable Capital Appreciation Portfolio. No change in said corporate or trade name shall be made by Licensee except with the prior written consent of Licensor.

     2. Licensee agrees not to use any service marks other than the Licensed Service Marks in connection with the services of Licensee listed in paragraph 1 hereof, either alone or in combination with the Licensed Service Marks.

     3. No right is granted to Licensee to use any other service mark of Licensor not now or hereafter listed in Schedule A.

     4. Licensor shall have the right to specify and control the nature and quality of the services performed by Licensee under the Licensed Service Marks and Licensee agrees to maintain, in the sole judgment of Licensor, the same high quality of services as are maintained by Licensor. Licensee agrees that it will use the Licensed Service Marks only in accordance with the performance and usage standards established by Licensor, including, without limitation, corporate identity and graphic standards as prescribed by Licensor. Licensee shall submit to Licensor such evidence as Licensor may reasonably require to insure Licensee's compliance with its obligations set forth herein. Licensor shall have the right to inspect Licensee's business operations at any time during Licensee's regular business hours in order to assure Licensor that Licensee is observing the terms and conditions of this Agreement.

     5. It is expressly stipulated that the use of the Licensed Service Marks by Licensee shall inure to the benefit of Licensor and any registration of said marks covering the services performed by Licensee under this Agreement shall be registered in the name of Licensor, it being understood that the present license will not in any way affect the ownership by Licensor of the Licensed Service Marks, each of which shall continue to be the exclusive property of Licensor. Licensee shall not at any time during the term of this Agreement do or cause to be done any act contesting or in any way impairing or tending to impair Licensor's entire right, title and interest in the Licensed Service Marks and the registrations thereof.

     6. Licensor shall have the right to control the form and manner in which the Licensed Service Marks are used by Licensee upon or in connection with advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of Licensee's services. Licensee agrees, upon request of Licensor, to furnish Licensor with specimens of all such materials which are not or cease to be approved by Licensor.

     7. Licensee shall not be deemed by virtue of this Agreement to be the agent or legal representative of Licensor and shall not by virtue of this Agreement have the right or authority to pledge the credit of or incur any obligation, express or implied, on behalf of Licensor. Neither this Agreement nor the use of the Licensed Service Marks by Licensee shall create, or be deemed to create, any responsibility for liability on the part of Licensor for the acts or omissions of Licensee. With the exception of suits for infringement of the Licensed Service Marks, Licensee shall indemnify and hold Licensor harmless from any loss, claim, damage, cost or expense of any kind, including reasonable


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

attorneys' fees and costs that arise in connection with Licensee's use of the Licensed Service Marks.

     8. The right to institute and prosecute actions for infringement of the Licensed Service Marks is reserved exclusively to Licensor, and Licensor shall have the right to join Licensee in any such actions as a formal party. Licensee agrees to assist Licensor to the best of its ability and at Licensor's expense in any such action brought by Licensor. It is understood, however, that Licensor is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.

     9. Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect for a period of one (1) year from its effective date and shall automatically renew for successive one (1) year terms. Licensor shall have the unrestricted right to cancel this Agreement, for any reason or no reason, at any time upon written notice to Licensee.

     10. This Agreement shall automatically terminate in the event that:

     a) Licensee does not comply with any provision of this Agreement and the breach is not remedied within twenty (20) days of written notice thereof by Licensor;

     b) Licensor is no longer able to specify or control, directly or indirectly, the nature and quality of the services performed by Licensee under this Agreement;

     c) Licensee becomes subject to dissolution, liquidation, bankruptcy, statutory reorganization, receivership, compulsory composition, or similar proceedings, or if creditors of Licensee take over its management, or if Licensee otherwise enters into any scheme or composition with creditors, or makes an assignment for the benefit of creditors, or if any significant part of Licensee's undertakings or property are impounded or confiscated by action of any court or government; or

     d) Licensee attempts to assign, sublicense or otherwise transfer this Agreement or any of Licensee's rights under this Agreement.

     11. Licensee is granted no rights to use the Licensed Service Marks, other than those rights specifically described and expressly granted in this Agreement.

     12. Neither this Agreement nor any rights hereunder may be assigned, sublicensed or otherwise transferred by Licensee nor shall they inure to the benefit of any trustee in bankruptcy, receiver or successor of Licensee, whether by operation of law or otherwise, without the prior written consent of Licensor. Any assignment, sublicense or transfer without such consent shall be null and void.


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

     13. Upon termination of this Agreement, Licensee shall immediately discontinue all use of the Licensed Service Marks and shall not thereafter use any names or marks which are similar or likely to cause confusion therewith.

     14. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous oral or written agreements between the parties.

     15. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut and the United States of America.

     IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Agreement effective as of the date first written above.

                             AETNA SERVICES, INC.


                             By: /s/Lucille M. Nickerson
                                 -----------------------------------------
                                 (Print or type name)

                             Title:Vice President and Corporate Secretary
                                   ---------------------------------------
                             Date:September 24, 1996
                                  ----------------------------------------


                             AETNA VARIABLE PORTFOLIOS, INC.


                             By:/s/Shaun P. Mathews
                                ------------------------------------------
                                (Print or type name)

                             Title:President
                                   ---------------------------------------
                             Date:September 25, 1996
                                  ----------------------------------------


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


                                   SCHEDULE A

     The following service marks and registrations are hereby licensed by Aetna Services, Inc. (Licensor) to Aetna Variable Portfolios, Inc. (Licensee) in accordance with the terms of the Agreement dated June 19, 1996 by and between Licensor and Licensee.

     1. AETNA (word block design, without legend)

     2. AETNA (word)

     3. Registration No. 822,577, Class 102, issued January 17, 1967 in the United States Patent Office.


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


                    APPLICATION FOR LICENSE TO USE AETNA NAME


1.   Name of entity to be Licensed (Licensee)

     Aetna Variable Portfolios, Inc.
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2.   Name of person submitting application:   Susan E. Bryant
                                              ----------------------------------
     Phone Number:     (860) 273-7834
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3.   Address of Licensee's principal place of business:

     151 Farmington Avenue
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     Hartford, Connecticut  06156
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4.   State of Incorporation of filing:   Maryland
                                         ---------------------------------------

5.   Type of entity - e.g., Corporation, Partnership:  Corporation
                                                       -------------------------

6.   Any other name under which Licensee operates:   None
                                                     ---------------------------

7.   Nature of Licensee's business  Diversified open-end management investment
                                    --------------------------------------------
     company (mutual fund)
     ---------------------

8.   Does Licensee want to use the orange block logo?   Yes
                                                        ------------------------

9. Does Licensee want to use the logo with the words "Aetna Services, Inc." beneath it? If so, explain briefly why. No
                                               ---------------------------------

10. Trace ownership of Licensee back to Aetna Services, Inc. - Show exact percentages of holdings of each Aetna affiliate in the ownership chain.

     At the date of this application, Licensee has not issued any shares of
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     stock. It is anticipated that subsidiaries of Aetna Services, Inc. will
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     provide initial capital to Licensee.
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11.  If Licensee will be doing any business out of the United States, what has the Tax Section of the Law Department recommended as an annual fee?

     Not Applicable
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